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                                                                    EXHIBIT 10.8

        SUMMARY OF ANNUAL SUPPORT CENTER AND FIELD MANAGEMENT BONUS PLAN

         Under our Annual Support Center and Field Management Bonus Plan, our Vice Presidents, Senior Directors and Directors, our Director of Operations, Regional Human Resources Managers, Regional Training Managers and District Managers (individually, a "Participant and collectively, the "Participants") are eligible to receive cash bonuses ranging from 10% to 50% of base compensation. The total amount of bonus paid is based on 50% of the achievement of certain corporate performance goals and on 50% of the individual Participant's performance as compared to pre-determined goals and objective. Each fiscal year, the Board sets the Company's performance goal to be achieved. Under our Annual Support Center and Field Management Bonus Plan, no bonus is paid if the Company does not meet its performance goal. For fiscal year 2005, the Board has set the performance goal of achievement of its target Adjusted EBITDA.